Exhibit 99.2

Transcript

Q1 2008 Earnings Call - Hooker Furniture Corp. [HOFT]	06/07/2007 09:00 (ET)

Operator: Good day everyone and welcome to today’s Hooker Furniture’s Conference Call for Fiscal Year 2008 First Quarter, reporting its operating results for January 29, 2007 through April 29, 2007. Today’s conference call is being recorded.

At this time for opening remarks and introduction, I would like to turn the call over to Larry Ryder. Please go ahead.

E. Larry Ryder, Executive Vice President of Finance and Administration and Chief Financial Officer

Thank you, Glen. Good morning and welcome to our quarterly conference call to review our first quarter 2008 sales and earnings. We certainly appreciate your participation this morning. Joining me today is, Paul Toms, our Chairman and CEO. Due to a change in our fiscal year, the company is comparing its operating results for the 13-week period, which ended April 29, 2007 with the 2006-second quarter, which ended May 31, 2006.

During our call today, we may make forward-looking statements, which are subject to risks and uncertainties. A discussion of factors that could cause our actual results to differ materially from managements’ expectations are contained in our SEC filings and the press release announcing our fourth quarter 2006 results. Any forward-looking statement speaks only as of today, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after today’s call.

With that out of the way, Paul has some opening comments for us.

Paul B. Toms Jr., Chairman, Chief Executive Officer and President

Thanks Larry, and good morning everyone. Before we get into the details of our operating results for the last quarter, I would like to discuss the most significant event of the quarter, which was a completion of our acquisition of Sam Moore Furniture, a Bedford, Virginia-based manufacturer of upscale occasional chairs with an emphasis on fabric-to-frame customization. We completed the purchase of Sam Moore for an aggregate purchase price of $12.1 million consisting of 9.5 million in cash, 1.5 million on assumed liabilities subject to a post closing networking capital adjustment expected to be approximately $379,000, and acquisition-related fees of $715,000.

We are very excited about further diversifying our company and becoming a more complete upholstery resource, which we believe offers expanded product placement opportunities both with our existing dealer base and also through private-label partnerships with new customers. The greatest opportunity we have with Sam Moore long term is to ramp up sales through increased market penetration.

Much this was the case for Bradington-Young, the addition of the Hooker Furniture sales force will more than double Sam Moore’s current selling and service efforts. With this acquisition, we have the added advantage that many of our professional sales representatives had previously carried Sam Moore and are already knowledgeable about their product line. So they should hit the ground running with Sam Moore in most of the territories.

As we reported in our press release announcing the completed acquisition, we don’t expect the purchase to be accretive to earnings in the first nine months of ownership. But, we do anticipate improved sales and operating performance in the second fiscal year.

From considering the recently completed first quarter, another fact that I like to comment on is one that cast a shadow on our operating results for the period. And that’s the industry-wide weak business environment. Business at retail is as challenging as we have seen in the years. Furniture stores are struggling, there is been a slow down in both housing activity and renovations, declining property values in some markets, rising energy prices, and weak consumer confidence. Even though the sales slump is industry-wide we are still disappointed in our double-digit decrease in revenues for the quarter.

We are on-track with many of our operational improvements and cost cutting goals, however our cost structure saving were not as apparent this quarter because of the lower-than-expected sales volume. We are in the very challenging position of needing to replace approximately $35 million in domestically produced wood furniture sales for last year due to the closing of our domestic wood furniture plants. We are having to replace those sales in a very difficult business environment. However, upholstery from Sam Moore will begin to replace sales level lost by our exit from domestic wood furniture manufacturing as we progress through the year.

While we are in for some tough sliding [ph] over the next few months, we expect improved profitability and margin performance as the year progress. Compared to last year’s second half we should have substantial reductions from warehousing, distribution, and benefit cost along with no anticipated major restructuring cost.

I will just turn to specific operating results for the 2008 fiscal year first quarter ended April 29, 2007. As Larry mentioned earlier, we are comparing this quarter to the 2006-second quarter ended May 31 2006. Comparing those two periods, our first quarter net sales as 77.3 million decreased 14.8% compared to the second quarter 2006 sales of 90.7 million.

Fiscal year 2008 first quarter net income of $4.3million decreased $1.5 million, or 26.5%, compared to the 2006-second quarter net income of 5.8 million.

Average daily net sales decreased in every product category except for imported upholstered furniture. Average daily net sales decreased for imported and domestically produced wood and metal furniture and for domestically produced upholstered furniture. We are pleased to experience a 15.3% increase in imported upholstery average daily net sales. One of the reasons for that increase is that by the end of the first quarter we were able to ship some of the new Bradington-Young imported seating items introduced at the High Point market in late March.

Operating income for the 2008 fiscal year first quarter was 6.2 million, or 8% of net sales, compared to operating income of 9.4 million, or 10.3% of net sales in 2006 second-quarter. The fact that we are able to achieve an 8% operating margin despite being down nearly 15% in net sales is evidence of the cost we have taken out of the business.

Gross profit margin was 28.6% of net sales in our just completed quarter compared to 29.6% in the second quarter of 2006. We had only slight declines in gross margins for imported wood and metal furniture and domestically produced upholstered furniture, and actually had a slight increase in gross profit margin for imported upholstered furniture.

The overall gross margin decline was driven by a sharp decrease in gross margin for domestically produced wood furniture, which due to the higher production cost as we wound down production and aggressive price discounting during the quarter to help us reduce inventory levels of discontinued domestically produced case goods. We still have approximately $10 million of domestically produced case goods inventory to work through for the balance of the year, but we do expect to see less impact on gross margin with each passing month.

Continuing to progress on our cost-cutting objectives, the company reduced selling and administrative expenses by 7.6% to $16 million in the just completed quarter from 17.3 million in the 2006 quarter second quarter. We also reduced warehousing and distribution expenses 6% to 3.8 million compared to 4.1 million in the 2006-second quarter. We made especially good progress in our warehousing and distribution operation not only in reducing demurrage and offsite storage costs, but also in getting a lot of inventories behind us and approaching the optimum levels of finished goods inventories to properly service our customers.

We continue to shrink our warehousing footprint and by the end of this summer, we expect to reduce our overall warehousing space by almost 500,000 square feet. We took a huge stride forward with our supply chain operations as we completed the implementation this past quarter of our purchasing and global sourcing management system, the culmination of a $2 million two-year project that went incredibly well. This purchasing system of web based sourcing program will enhance our collaboration with offshore vendors, improve our sourcing operations and logistics efficiency, and communications both up and down the supply chain.

At this point, I am going to call on Larry to take us through the balance sheet.

E. Larry Ryder, Executive Vice President of Finance and Administration and Chief Financial Officer

Thank you, Paul. Since the purchase of Sam Moore closed at the end of our first quarter, net assets acquired of $10.6 million are included in the April 29, 2007 balance sheet. At that date, assets totaled just over $199 million, decreasing slightly from $201 million at our last fiscal year end at November 30, 2006, highlighted by a $14.8 million increase in cash, a reduction of receivables of $6.3 million, and a reduction of inventories of $13.5 million.

I will also point out that that $6.3 million reduction of receivables does include the addition of $3.7 million of Sam Moore receivables that were acquired. The company’s long-term debt declined by $1.3 million to $7.3 million at quarter-end as a result of scheduled debt repayments. While we were disappointed with our sales for the quarter, we are gratified by our continued reductions in inventories and our strong cash position.

At the end of this just completed first quarter inventories were $54.6 million, which includes $4.8 million of Sam Moore inventory acquired on April 28. This represents about a 13% decrease from $62.8 million at the end of our two months transition period on January 28 of this year. In addition, our inventory was down 34% from $83.1 million at the end of 2006 quarter. We believe that the efforts that we have made in our forecasting, logistics, and supply chain management have precipitated these decreases.

As we brought our inventories down, we’ve been able to generate significant cash flow. During the quarter, cash generated from operations of $19.6 million funded the acquisition of Sam Moore of $10.2 million, stock repurchases of $7.3 million, and cash dividends of $1.3 million, resulting in cash and cash equivalents of $46.7 million at the end of April.

As announced Wednesday, the Board approved an increase in funds available to repurchase the company’s common stock from $20 million to 30 million. We believe that purchasing Hooker’s share represents prudent use of the company’s cash and enhances shareholder value. Our strong financial condition and cash flow allows us to simultaneously take advantage of opportunities to purchase our stock at attractive prices while continuing on our investment in the company’s future growth.

And with that, I am going to turn it back over to Paul for our outlook.

Paul B. Toms Jr., Chairman, Chief Executive Officer and President

Thanks again, Larry. We expect sluggish retail conditions to continue at least through the summer months. However, financial performance for the year should improve even in the face of weak business due to our implementation of cost-cutting measures and our continued progress in managing our supply chain, warehousing, and distribution operations.

A number of expenses that occurred in the second half of last year have been reduced or eliminated and are not expected to recur. Some of those expenses include restructuring cost, early retirement cost, and cost related to the Employee Stock Ownership Plan, which has been terminated.

During the first quarter, we completed the implementation of our new purchasing and global sourcing management system. That system allows online collaboration with vendors and more robust and timelier implementation regarding furniture production and delivery. As a result, we expect to see continued improvement in controlling inventory carrying cost.

Despite difficult business environment, we are leveraging our strong financial condition and continuing to invest in people, systems, and acquisitions to grow our business. We are still confident in our long-term strategy and growth opportunities, and still believe we should be able to post improved financial performance even in a stagnant retail environment.

That concludes our prepared remarks. At this time, I will turn back over to the operator Glen for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. We will go first to Matt McCall with BB & T Capital Markets.

Q – Matthew McCall

Thanks, good morning guys.

A

Good morning, Matt.

A

Good morning, Matt.

Q – Matthew McCall

I wanted to – first one part clarification yeah, out of the way – Larry, you said the authorization was up from 20 to 30 million, that 20 million is that what’s remaining or what’s was the on the initial authorization?

A – E. Larry Ryder

The initial authorization, Matt, was 20 and it’s been increased by the Board as of the yesterday to a total of 30. Of that $7.3 million has been already expended.

Q – Matthew McCall

Got you. So that was the net, okay.

A – E. Larry Ryder

That was during the first quarter.

Q – Matthew McCall

Yes, got you. Okay. And, I want to talk about some of the pressures on gross margin, it was — I don’t think I fully recognize the extent to which the decline or the elimination of the domestic wood operations was going to impact this quarter. Can you may be talk about – you talked about the – as you wound down the production and then the discounting, you talked about this two different sources of pressure. Maybe quantify those and help us understand the magnitude and I think you said they are going to be going away over time and maybe help us understand what the pressure will be relative to Q1 going forward?

A – Paul B. Toms Jr.

Hi Matt, this is Paul and I am not sure that I can differentiate between how much impact the winding down of production had on gross margin, and how much discounting had without a little bit of research, but we will try to get that. I do think though domestic manufacturing for the last few years has been increasingly less profitable. As we have wound down our plants we just become less efficient, we are running short schedules, reducing small cuttings as pressure to keep the prices low because our domestic production was already more expensive than things we were offering that were imported. So, it’s been an unprofitable proposition for a while. The $10 million inventory that we still have, a lot of that is good inline you know, active inventory and it’s performing reasonably well at retail. So it’s not like we are going to have to go out and aggressively discount the entire $10 million to move the inventory. But, I think you know there is a component of that that we are not going to go forward with. Our best-selling SKUs and groups we actually moved offshore once we decided to the close the plant and we are looking at the inventory we have as kind of a buffer to get us from domestic manufacturing to when the first shipments arrive approximately in August and September from our offshore suppliers, and that inventory we expect to sell through at regular price. There is probably 40 to 50% of the SKUs, and I am not quite sure how much of the inventory that we did not go forward with and that we don’t plan to produce offshore, those where we can we will sell them out you know, close to regular price but there will be more discontinued product coming out of the closing of the Martinsville plant than there was in the other plants because as we close the other plants we moved almost all the products to the remaining facilities, at this time we don’t have that option and so I think we’ll have some discounts and discounts for the period were greater and then slightly greater than what we’ve have had in the past. But I do think every month the impact of domestically produced shipments to the total is less because the percentage relative to the total product shipped is less.

Q – Matthew McCall

Okay. And then just to clarify, I think my understanding was domestic wood was maybe — well, it sounds like the transition or the closing of those facilities actually exacerbated the issues that you were facing in the near term, is that a way to look at it? Also from a profit standpoint, okay so that should be in it. So, you’re going to continue to see a little bit of that and then as you sell the rest of the 10 million, you’ll see some pressure, it sounds like it’s going to be mostly behind maybe in Q2?

A

I think it will be less in Q2 than it was in Q1.

Q – Matthew McCall

Okay.

A

And also in Q1, we were still manufacturing. We had the cost to ramp the plant down and close it and some of that would we’ve shown up in product cost, so a lot has been picked up in our restructuring charge. But we should have less impact from domestic sales and discounting in the second quarter than we did in the first and less in the third and the fourth. If we have 10 million at our sell-in price and there is 9 months left in this fiscal year, I think we should be out of most of that inventory by year-end.

A

And Matt, I would be remiss if I didn’t point out the fact that the inventory of domestic case goods that we’ve got on hand at the end of the quarter we feel is adequately reserved for any pricing pressers that that we anticipate going forward.

Q – Matthew McCall

Okay. Well, I’ll get some time to put my finger on the sources of presser, it looks like if you compare to Q2 ‘06, you mentioned down a 100 basis points in the gross margin line, trying to understand how much of that which is volume related, how much of that was in the volume, you know that remains to be seen. How that picks up, but how of much that was related to some of these items that may be considered non-recurring. That’s kind of what I am getting at, is how much of this presser could continue. I know you said that things will continue, I guess I’m trying to — continue to get better throughout the year, I’m trying to figure out the trajectory. It’s that, it was just Q4 of ‘06 where you were north of 10% on the operating margin line and I’m trying to figure out how much of this stuff is kind of near-term in nature that caused the margin to fall that much?

A

I don’t know if I have an answer to that now.

Q – Matthew McCall

Okay. All right. Well, I’ll follow-up and see if I can ask in a different way. Thanks guys.

A

Okay. Thank you.

Operator: [Operator Instructions]. We will go next to Todd Schwartzman with Sidoti & Co.

Q – Todd Shwartzman

Hi, good morning gentlemen.

A

Good morning.

Q – Todd Shwartzman

Could you discuss pacing of orders in May and first week of June if possible?

A

Todd, I looked at orders for the first quarter before I came into the call today and orders were actually down less than shipments were, probably half the rate of decline or our orders for the first quarter as opposed to our shipments. So, there is some, I guess that’s somewhat encouraging. I can’t comment on orders for May and for the first half of June. My sense is that May was probably not that different than the first quarter. And June has actually been reasonably good the first 10 days into the month or whatever, seven days. Actually, we no longer are on calendar months so our June started sometime I guess the last week in May. So, we actually got about two weeks of history and I think June is little bit better relative to the prior year then may be May or the first quarter was, but it’s still not ahead of last year, but it’s just closer to last year’s figures.

Q – Todd Shwartzman

Got you.

A

The other thing though in spite of that, Todd, I think the business is going to be very tough through the summer. It’s always relatively slow and every retailer we talk to is challenged right now and that there is less traffic into the stores. Sales in most parts of the country are down versus last year. I would look at it, it’s across most regions and I think it’s across most price points as well. And I don’t see anything that’s going to change that quickly and I think, typically our strongest season starts around Labor Day and I think — our hope is that by the end of the summer maybe things will improve, consumer confidence will get a little bit better and may be, at least some better news coming out of the housing sector and the stock market continues to perform reasonably well that people’s confidence will go back up and they’ll be more have to spend for postponable purchase.

Q – Todd Shwartzman

And far as the summer goes, with respect to your business model shift now more or less complete, I take it you no longer have that additional downtime that you formally had both around 4th of July and also Christmas time for what that’s worth. Can you speak to have that will play out?

A

You are correct, especially on our case good side, we don’t have that to contend with anymore. So, our Hooker Furniture case good side we’re really working regular schedule all the time, except for holidays and it would be down a day or two. Our upholstery operations probably would close for the week of July 4 I think. Even thought, as Larry said, Bradington-Young does Sam Moore. And I would think at Christmas time that may be down a little more than our warehousing operations, but less of an impact like that, than there was when we were running case goods manufacturing facilities.

Q – Todd Shwartzman

And how is the Sam Moore integration progressing?

A

Well, what are we into now about 6 weeks? I think so far so good. The sales force part has actually come along much quicker than it did with Bradington-Young. Sam Moore had actually hired or given their line to about 50 of our sales representatives prior to the closing of the transaction. Our representatives were in the Sam Moore showroom at the spring market in late March. They were in Bedford, Virginia for training in mid May and as we said in our call, a lot of them had carried Sam Moore previously so there is a lot more familiarity than there was with Bradington-Young when we acquired that. So, I would expect that part of the integration is well ahead of the pace of the Bradington-Young integration 3 or 4 years ago.

The systems, I think we worked through some of the system. We’re continuing to have the same people host them for the short-term that had previously and then I think we have a plan to migrate to a different host and we’ve actually brought some of those systems, general ledger, and payroll already into our office here at Hooker. So, that’s going reasonably well and we’ve worked with Mike Moldenhauer, the President of Sam Moore and I think we have a plan to beef up their sales management and merchandising staff in Bedford and I think we’re focused on what we need to do to grow the company. I think their production — they are very good at manufacturing, I think historically they’ve been efficient and had good quality. So, I don’t know there is a lot, but we’re going to teach them on how to build the chair, but I think we can help consolidate some of the functions — administrative functions here and can maybe free Mike up to focus more on what he is strongest at which is selling and merchandising.

Q – Todd Shwartzman

And what about Hooker’s own software implementation? Are there any issues there, has it been pretty much smooth sailing so far?

A – Larry Ryder

Todd, it’s gone remarkably well. This global sourcing system and purchase order system that Paul spoke off in his remarks was a major undertaking for us that was developed for us and implemented during the quarter. It was one of those epiphany-type system changes that you go into and it was a huge undertaking and a huge change for us but it went remarkably well. We are very pleased of the outcome. It does give us online collaboration with our vendors around the world and gives us a lot of real time information regarding order availability, shipping availability. It gives us a chance to knit production problems earlier in a life cycle before it actually affects our customers. It gives us report cards on our suppliers that we haven’t had in the past, just a wealth of information that we haven’t had access to in previous system. So, very pleased with the outcome.

Q – Todd Shwartzman

Okay. Also Larry could you talk about the tax rate for the April quarter, it was relatively low, was that because of the lower domestic business mix and also how should we think about the full year tax rate?

A – Larry Ryder

Todd, that was primarily because of the lack of the ESOP going in. The ESOP did change our tax rate and did drive it up in the past with it coming out. It drop and I think the basic change that we have in the tax rate at this point for the quarter was the elimination of the ESOP and I would anticipate that would be a typical tax rate going forward.

Q – Todd Shwartzman

So around 361/2 roughly?

A – Larry Ryder

Yes.

Q – Todd Shwartzman

Okay and the outlook, the comment that profitability for fiscal ‘08 should improve, from what level — what are you using as a base there?

A – Larry Ryder

Using last year’s results and I guess there are three or four components of last year that we think we’ll see significant improvement on. Some of them were restructuring costs and probably excluded from your model and some were not restructuring. But, the larger ones was last year we had over $4 million in the Mirage [ph] and port storage charges mostly in the second half of the year as we had a lot of finished goods inventory come through our system from Asia. We don’t expect those cost to recur at any significant level. We also last year had the early retirement cost for Doug Williams, our President’s retirement. That was almost $1.5 million that was also in the second half of the year. And, then, we had the cost associated with two plant closings, which were obviously recognized as restructuring cost and probably not in your models. And, then, I guess last thing was a ESOP. Last year, it was about $2.7 million, and that won’t be recurring.

Q – Todd Shwartzman

So, the number that the — the number then for us to look at would be the GAAP earnings for the year-end November ‘06?

A

Yes. That’s correct.

Q – Todd Shwartzman

Okay. And, is your top-line commensurate with that? Is your top-line assumption for this year flat or down a bit?

A

Well, it’s less now than it was three, four months ago. The business has been incredibly challenging. We — I think we came in the year expecting business to be top. But, I think in the, maybe a flat year would be achievable. And, after the first quarter, I can the way we are looking at the second quarter I don’t think flat is going to happen this year, I think will be down slightly and really it depends on how business unfolds over the next three quarters.

A

The addition of Sam Moore of course is going to help us to offset the lost domestic production that we have from last year. The unknown of course is how much total sales is going to be off simply because of market pressures.

Q – Todd Shwartzman

Right.

A

That’s a good point, and I guess I will jump in here too. I think if you were to break our business down, the majority of our shortfall in the quarter related to the decrease in business with our domestically produced furniture, which is not an ongoing business. And, there is a lot of volume to replace this year. Hopefully, Sam Moore will help replace some of that. If you look at our core business which is our — is our business now, our book of furniture, it’s the imported products, and that business was down. But, it was down low single-digits for the quarter. And, I think — and, Bradington-Young was down also, but not down as much as the overall company was down. And, hopefully, we can post a little better, closer to prior year numbers as we go through the remaining three quarters.

Q – Todd Shwartzman

Got you. And, finally, the shares out for the — at April 29 were a little more than 12.9. Do we need to wait until you file the Q to get maybe a more current actual share count?

A – Paul Toms

We will be filing the Q tomorrow. So, that will out. But, let me see. Total shares outstanding at April 29th were 12,921,000.

Q – Todd Shwartzman

Okay. Thanks guys.

Operator: And, there are no further questions at this time. Actually, I apologize. We do have a question in the queue from Gordon Scott with Rail-Splitter Capital.

Q – Gordon Scott

Hi. You have reduced inventories a lot in the last eight or nine months. Do I interpret your remarks right in saying that there maybe another 10 million in opportunity to further reduce inventory just based on the discontinued stuff from domestic production?

A – Paul Toms

Gordon, this Paul, and yes. There is about $10 million at selling price — wholesale price of product that we would like to get out of finished goods inventory. But, we also probably need to build our other inventories a little bit. So, I don’t think there is $10 million net that we will take on inventories. I think our inventory levels actually are approaching the point that we think they need to be to properly service the business. And, so, we are actually over the summer will be in a mode of building inventories back to handle what typically, you know, is our strongest selling season starting right around Labor Day.

Q – Gordon Scott

Okay. And, you talked about the tough environment at retail, how all the retailers are struggling. Are you comfortable that you are allowance for bad debt is where it needs to be? Has that come up as percentage of accounts receivable over time or is there a potential risk in that number?

A – Larry Ryder

Gordon, this is Larry Ryder. It has bumped up a bit. We do feel that the accounts receivable that we got and the allowances that we have established are sufficient. We have the luxury of having a large number of accounts in our accounts receivable and no single accounts for over 2.5% of our total receivables at any time our total sales at any time. So, we don’t have a great deal of individual risk out there as some of our competitors may. But, we do feel comfortable with how we have got receivables stated right now.

Q – Gordon Scott

Okay. And, then, finally, sort of the macro environment, what could make things better at retail in this business? I mean, are we kind of waiting for an improvement in housing turnover and would that be the primary driver that would help sales at retail?

A

Gordon, I wish I had an answer to that question. But, you know, I think that part of our problem, right — well, first of all, I think the best indicator of furniture sells is probably going to be consumer confidence, you know? And, we are selling something that is very postponable. And, I believe the consumer has to feel very secure in their job and their earnings and in their wealth. And, you know, you would — I can tell you that housing improving and which should result in increased furniture sales. But, there has been a little bit of a disconnect over the last five years when housing was so strong and furniture didn’t necessarily tag along as it had previously. But, I think right now there is just the consumers on the sidelines and it could be energy cost although I think at our price points the cost of a gallon a gas is really not influenced whether somebody buys furniture. Maybe, at lower price point, that’s more of a factor. I think ours is more just wealth in whether people are, you know, feel like their investments whether its real estate or securities are appreciating.

Q – Gordon Scott

Okay. Thanks a lot guys.

Operator: Thank you. And, there are no further questions at this time. I would like to turn the conference back over to our speakers for any closing remark.

Company Representative

We actually don’t have anymore remarks to say. We just appreciate everybody joining us this morning. And, we are available, anybody would like to call us at anytime. Thank you for joining us.

Operator: Thank you everyone. Now, this conclude today’s conference, you may now disconnect.